Exhibit 10.26C

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

SECOND AMENDED AND RESTATED

COLLABORATION AGREEMENT

THIS SECOND AMENDED AND RESTATED COLLABORATION AGREEMENT (this “Agreement”) is executed as of January 12, 2005 (the “Signature Date”) and is effective as of the 1st day of January 2005 (the “Effective Date”) by and between XOMA (US) LLC, a Delaware limited liability company having its principal place of business at 2910 Seventh Street, Berkeley, California 94710 (“XOMA”), and Genentech, Inc., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”), each on behalf of itself and its Affiliates. XOMA and Genentech are sometimes referred to herein individually as a “Party” and collectively as the “Parties,” and references to “XOMA” and “Genentech” shall include their respective Affiliates.

RECITALS

1. Genentech licensed a monoclonal antibody (then known as MHM-24) to the CD11a cell integrin on the surface of leucocytes under the terms of an Evaluation and License Agreement dated July 1, 1991 among Genentech, The Chancellor Masters and Scholars of the University of Oxford, Andrew J. McMichael and James E.K. Hildreth (the “Oxford Agreement”). Genentech humanized such antibody and began its preclinical development, including the development of a pilot process for producing the antibody.

2. Genentech and XOMA’s predecessor in interest entered into that certain Collaboration Agreement effective as of April 22, 1996, as amended by the Amendment thereto dated as of April 14, 1999 (the “Original Agreement”) and as further amended by the Amended and Restated Collaboration Agreement dated March 31, 2003 (the “First Amended and Restated Agreement”).

3. XOMA Ltd. and Genentech entered into a Secured Note Agreement-Commercial Launch Loan on March 31, 2003, the full amount of the loan under which has been paid.

4. XOMA desires to terminate the U.S. profit and loss sharing arrangement under the First Amended and Restated Agreement and be released from its obligations under the Note Agreement; in lieu of profit and loss sharing, XOMA desires to receive royalties in the U.S. The Parties are further revising the royalty structure that would have applied had XOMA repaid to Genentech the entirety of the loan balance under the Note Agreement (defined below).

5. Genentech wishes to release XOMA Ltd. from its obligation under the Amended and Restated Convertible Secured Note Agreement - Development Loan between Genentech and XOMA Ltd. dated March 31, 2003 (the “Note Agreement”) to repay to Genentech the balance of the principal loaned to XOMA Ltd. under the Note Agreement and any interest accrued on that principal. In addition, Genentech wishes to release any security interest it may hold pursuant to the Security Agreement between Genentech and XOMA Ltd. dated March 31, 2003 (the “Security Agreement”).

6. Genentech and XOMA wish to amend and restate the First Amended and Restated Agreement on the terms set forth below.

ARTICLE 1: DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, is controlled by XOMA or Genentech. As used herein, the term “control” will mean the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity.

1.2 “Aggregate Annual Net Sales” means aggregating the Net Sales amounts (occurring in the applicable calendar year) of each Licensed Product sold in the applicable countries. For clarity, Net Sales amounts for different Licensed Products shall not be aggregated together and only Net Sales amounts of the same Licensed Product shall be aggregated together for the purpose of calculating royalty tiers.

1.3 “Allocable Overhead” means costs incurred by a Party or for its account that are attributable to a Party’s supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

1.4 “[*] Trial” is defined in Section 2.1.

1.5 “Anti-CD11a” means that certain monoclonal antibody now known as Efalizumab, and other constructs with minor modifications thereto resulting from changes to the manufacturing process occurring after the transfer thereof from XOMA to Genentech, which recognizes the CD11a cell adhesion molecule on leucocytes, the full length sequences of the light and heavy chains of which are set forth in Exhibit A attached hereto and incorporated herein.

1.6 “Clinical Trial” means any clinical trial in which Anti-CD11a (individually and not as a combination) is tested in human subjects, whether or not conducted in the United States, and whether such trial is a Phase I trial designed to make an initial determination of safety, a Phase II trial designed to make a preliminary determination of efficacy and/or dose ranges, or a Phase III or pivotal trial designed to establish safety and efficacy for registration purposes, or for any other purpose, or any combination of the foregoing.

1.7 “Combination Product Adjustment” means the following with respect to sales by Genentech or any sublicensee other than an Ex-U.S. Partner: in the event a Licensed Product is sold in the form of a combination product containing one or more active ingredients in addition to a Licensed Product, Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction A/(A + B), where A is the invoice price of a Licensed Product, if sold separately, and B is the invoice price of any other active component or components in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C, where A is the invoice price of the Product if sold separately and C is the invoice price of the combination product. If, on a country-by-country basis, neither a Licensed Product nor the other active component or components of the combination product are sold separately in said country, Net Sales shall be determined by the Parties in good faith.

1.8 “Commercially Reasonable and Diligent Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.

1.9 “Control” means possession of the ability to grant a license or sublicense, or to authorize access and use, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “Development Costs” means costs, including Allocable Overhead, arising from a Clinical Trial (including transition of the [*] Trial). Development Costs shall include but are not limited to the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Licensed Product conducted internally or by individual investigators or consultants necessary for the purpose of obtaining and/or maintaining approval of a Licensed Product in the Field by a government organization and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain approval of a Licensed Product in the Field as well as costs of studies to add data to or expand package inserts and costs of scientific advisory boards. Development Costs shall include the cost of post-launch clinical studies in support of a Licensed Product in the Field. Development Costs shall include expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program.

1.11 “[*] Trial” is defined in Section 2.1.

1.12 “Ex-U.S. Genentech Partner” means an entity which has contractual rights pursuant to an agreement with Genentech to develop and commercialize Licensed Products in the Field in the Genentech Territory or any portion thereof.

1.13 “Field” means the use of Licensed Products for the treatment, diagnosis or prevention of any human condition, disorder or disease.

1.14 “Genentech Know-How” means Information that (i) Genentech discloses to XOMA under this Agreement and (ii) is within the Control of Genentech.

1.15 “Genentech Patents” means Patents issued by or filed with the United States Patent Office, owned by or Controlled by Genentech in whole or in part, that are necessary to make, use, sell, offer for sale or import a Licensed Product in the Field, including Patents owned jointly by the Parties as provided hereunder. Notwithstanding the foregoing, but subject to Section 12.10, Genentech Patents shall not include any of the following: (i) the Itakura/Riggs Patents (which term is defined on Exhibit B, which is attached hereto and incorporated herein), which patents Genentech represents are not required in connection with any manufacture or use of Anti-CD11a or a Licensed Product made in mammalian cells under this Agreement; (ii) the Cabilly Coexpression Patents (which term is defined on Exhibit B, which is attached hereto and incorporated herein); and (iii) the Cabilly Chimera Patents (which term is defined on Exhibit B, which is attached hereto and incorporated herein).

1.16 “Genentech Territory” means worldwide (except for the United States).

1.17 “Gross Sales” means the gross amount invoiced by Genentech or its Affiliates or sublicensees for sales of a Licensed Product to Third Parties in the applicable country or countries.

1.18 “Information” means techniques and data relating to any Licensed Products, including, but not limited to, biological materials, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

1.19 “Investigational New Drug Application” or “IND” means an “investigational new drug application,” as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, submitted for regulatory approval for initiating clinical trials in the United States, or any equivalent foreign application, registration or certification.

1.20 “Licensed Product” or “Licensed Products” means a formulation for use in the Field containing Anti-CD11a.

1.21 “Net Sales” means, with respect to sales in the United States, Gross Sales less the sum of (a), (b) and (c) where (a) is a provision, determined under generally accepted accounting principles in the United States, for (i) trade, cash and quantity discounts or rebates (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of previously sold products or for retroactive price reductions (including Medicare and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Licensed Products (to the extent not paid by the Third Party customer), and (v) credits or allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties, (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred for (i), (ii), (iii), (iv) and (v), and (c) is the Combination Product Adjustment as defined in this Agreement, if any. Provisions allowed in (a) and adjustments made in (b) and (c) will be reviewed by the Parties’ financial representatives.

With respect to sales by an Ex-U.S. Genentech Partner, Net Sales as used in the Agreement shall mean, as to each calendar quarter, the gross amount invoiced for all Licensed Products sold by an Ex-U.S. Genentech Partner, its Affiliates and sublicensees in arm’s length transactions to Third Parties other than the Ex-U.S. Genentech Partner’s Affiliates or sublicensees in the Genentech Territory during such quarter, less (i) rebates and price reductions, retroactive or otherwise (including rebates similar to Medicare or other government rebates), (ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products, (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight, postage and insurance directly related to the distribution of Licensed Products (to the extent not paid by the Third Party customer), (v) credits or allowances given or made for wastage replacement, indigent patient and similar programs, to the extent actually deducted from the gross amount invoiced, and (vi) amounts debited on account of bad debts with respect to sales previously invoiced, all of items (i) – (vi) above as adjusted periodically to represent actual results in accordance with International Accounting Standards (IAS). If applicable, amounts calculated pursuant to the foregoing paragraph (including subsections (i) – (vi)), shall then be adjusted by the amount(s) defined in any agreement(s) between Genentech and any Ex-U.S. Genentech Partner(s) relating to the development of Anti-CD11a as the “Combination Product Adjustment” (which term may or may not be the same as the term “Combination Product Adjustment” as defined in Section 1.7 of this Agreement), if applicable.

“Patent” means (i) valid and enforceable letters patent, including any extension, registration, confirmation, reissue, continuation, division, continuation-in-part, re-examination or renewal thereof, and (ii) pending applications for letters patent.

“Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture and sale of Licensed Products in a regulatory jurisdiction.

“Third Party” means any entity other than XOMA or Genentech.

“United States” or “U.S.” shall mean the United States of America, its territories and possessions.

“XOMA Know-How” means Information which (i) XOMA discloses to Genentech under this Agreement and (ii) is within the Control of XOMA.

“XOMA Patents” means any and all Patents owned or Controlled in whole or in part by XOMA that are necessary to make, use, sell, import, or offer for sale Licensed Product in the Field, including XOMA’s interest in any Patents owned jointly by the Parties as provided hereunder.

In addition, the following terms have the meanings given them in the corresponding Sections of this Agreement:

Term	Section
Agreement	Introduction
Approved Budget	3.9
Article 11 Dispute	11.1
CGL	10.3
Confidential Information	5.1
Effective Date	Introduction
Filing Party	6.3(b)
First Amended and Restated Agreement	Recitals
Genentech	Introduction
Genentech Inventions	6.1
Initial U.S. Royalty Period	3.4(a)(1)
Initial Ex-U.S. Royalty Period	3.4(a)(2)
Joint Inventions	6.1
Joint Patents	6.1
Losses	10.1(a)
Non-Anti-CD18 Anti-LFA1 Protein Product	3.4(b)(1)
Note Agreement	Recitals
Original Agreement	Recitals
Oxford Agreement	Recitals
Party/Parties	Introduction
PL	10.3
Relevant Information	8.1
Security Agreement	Recitals
Serious Adverse Event	8.5
Signature Date	Introduction
Term	9.1
Unexpected Adverse Event	8.5
XOMA	Introduction
XOMA Inventions	6.1

ARTICLE 2: DEVELOPMENT AND MARKETING OF LICENSED PRODUCTS

2.1 Current Clinical Trials.

(a) [*] Trial. XOMA and Genentech have been conducting a Clinical Trial of Raptiva® (or Efalizumab, a Licensed Product) for use in treating [*] (“[*] Trial”). After the Effective Date, XOMA will continue performing its activities for the [*] Trial, in the same manner as XOMA has been performing those activities prior to the Effective Date, but in any event consistent with the existing protocols and other requirements for the [*] Trial. Reimbursement for Development Costs for the [*] Trial is addressed in Section 3.9.

(b) [*] Trial. XOMA and Genentech have been conducting preliminary work related to a Clinical Trial of Raptiva® (Efalizumab, a Licensed Product) for use in treating [*] (“[*] Trial”). After the Signature Date, Genentech and XOMA will work together to transition the [*]Trial to Genentech or to one or more Third Parties selected and approved by Genentech. Reimbursement for Development Costs for such transition is addressed in Section 3.9.

2.2 Future Clinical Trials. During the [*] after the Effective Date, from time to time at Genentech’s sole discretion, Genentech may propose to XOMA that XOMA conduct a Clinical Trial or provide services in support of a Clinical Trial conducted by Genentech or a Third Party and related to a Licensed Product. XOMA will consider such proposal, and has no obligation to undertake any such Clinical Trial or to provide services in support of a Clinical Trial. If Genentech and XOMA agree to have XOMA conduct a Clinical Trial or provide services in support of a Clinical Trial, then the Parties shall negotiate in good faith with respect to terms under which XOMA would do so. It is understood that Genentech has no obligation to offer XOMA any opportunities to conduct Clinical Trials.

2.3 Sole Decision. Genentech shall have the sole right and the sole decision-making authority, to be exercised at its sole discretion, without consultation with XOMA or any other entity, regarding, all development, manufacturing, clinical, marketing and commercialization activities related to Licensed Products anywhere in the world, including rights and decision-making authority regarding involvement by Third Parties.

ARTICLE 3: LOANS, PAYMENTS AND ROYALTIES

3.1 Finance Representatives. Each Party shall appoint a representative to serve as a contact for payments, royalty calculations and other financial issues under this Agreement. A Party may change its financial representative, at any time, on notice to the other Party. Financial representatives are not authorized to amend the terms of this Agreement or waive any rights on behalf of either Party. At XOMA’s request from time to time no more than once per calendar quarter, Genentech will provide to XOMA, for XOMA’s budgeting purposes only, information regarding projected sales of Licensed Products.

3.2 Note Agreement and Security Agreement.

(a) As consideration for the reduction in payments and royalties to XOMA under this Agreement, as of the Effective Date, Genentech shall release XOMA Ltd. from its obligation under the Note Agreement to pay to Genentech the balance of the amount of principal loaned to XOMA Ltd. under the Note Agreement (forty million dollars ($40,000,000)) and any interest accrued on that principal amount. XOMA Ltd.’s obligations under the Note Agreement are deemed satisfied.

(b) In connection with the foregoing release, the Security Agreement is terminated, and Genentech shall use Commercially Reasonable and Diligent Efforts to release any claim for any security interest that it holds under or in connection with the Security Agreement. In this subsection, Commercially Reasonable and Diligent Efforts include filing appropriate documentation with the USPTO and other governmental organizations, as appropriate.

3.3 Payments under the First Amended and Restated Agreement. Each Party is responsible for, and will continue to be responsible for, any and all payments owing or accrued under the First Amended and Restated Agreement prior to the Effective Date of this Agreement.

(a) Royalties. Without limiting the foregoing, Genentech shall pay XOMA for all royalties, for the period prior to the Effective Date of this Agreement, that Genentech has an obligation to pay under the First Amended and Restated Agreement.

(b) Loss Sharing. Also without limiting the foregoing, XOMA shall pay Genentech for XOMA’s share of all U.S. Commercialization Costs (as defined in the First Amended and Restated Agreement) incurred under the First Amended and Restated Agreement for the period prior to the Effective Date of this Agreement. XOMA’s share will be calculated pursuant to the terms of the First Amended and Restated Agreement.

(c) Payment Terms. Within two (2) business days after the Signature Date, XOMA shall transfer to Genentech [*] dollars ($[*]), which the Parties have agreed is an estimate of XOMA’s share of the U.S. Commercialization Costs (as defined in the First Amended and Restated Agreement) incurred during the third calendar quarter of 2004, reduced by an estimated amount of Development Costs for the first calendar quarter of 2005. The Parties will reconcile the foregoing estimates with the actual amounts on or before ten (10) business days after the end of the first calendar quarter of 2005. For any other amounts owed by XOMA under the First Amended and Restated Agreement (including XOMA’s share of the U.S. Commercialization Costs incurred between October 1, 2004 and December 31, 2004), Genentech may offset such amounts against royalties owed by Genentech under this Agreement. Such offset will be on a dollar-for-dollar basis until all amounts owed by XOMA under the First Amended and Restated Agreement have been paid in full.

3.4 Royalties. This Article 3 sets forth the only consideration due to XOMA regarding the subject matter of this Agreement.

(a) Initial Period Royalty.

(1) Royalty for Sales in the United States. As consideration to XOMA for the licenses and other rights granted to Genentech under this Agreement, beginning as of the Effective Date and continuing for the first [*] from the date of the first commercial sale of a Licensed Product approved for commercial sale in the United States (i.e., [*] from November 17, 2003) (such period, the “Initial U.S. Royalty Period”) Genentech shall make royalty payments to XOMA as follows:

(A) Genentech shall pay a royalty of [*] percent ([*]%) for the portion of Aggregate Annual Net Sales of each Licensed Product in the United States that is less than [*] dollars (US$[*]).

(B) Genentech shall pay a royalty of [*] percent ([*]%) for the portion of Aggregate Annual Net Sales of each Licensed Product in the United States that is equal to or greater than [*] dollars (US$[*]).

(2) Royalty for Sales in the Genentech Territory. As consideration to XOMA for the licenses and other rights granted to Genentech under this Agreement, beginning as of the Effective Date and continuing on a country by country basis for the first [*] from the date of the first commercial sale of a Licensed Product approved for commercial sale in each such country in the Genentech Territory (each such period an “Initial Ex-U.S. Royalty Period”), Genentech shall pay a royalty of [*] percent ([*]%) of Net Sales of each Licensed Product in such country in the Genentech Territory. Without limiting Genentech’s obligations hereunder, it is understood that such an amount may be a pass-through royalty from one or more Ex-U.S. Genentech Partners.

(b) Royalties after Initial Period.

(1) Royalty After Initial Period for Sales in the United States. As consideration to XOMA for the licenses and other rights granted to Genentech under this Agreement, for sales inside the U.S. (i.e., sales outside the Genentech Territory) after the Initial U.S. Royalty Period and for the remainder of the Term, Genentech shall pay a royalty of either:

(A) if there is at least one FDA-approved indication for Licensed Products and a Third Party has obtained Regulatory Approval in any such indication to market either (i) an anti-CD11a product or (ii) a Non-Anti-CD18 Anti-LFA1 Protein Product, then [*] percent ([*]%) of Net Sales in the U.S.; or

(B) if not, then [*] percent ([*]%) of Net Sales inside the U.S. (i.e., outside the Genentech Territory).

For purposes of this subsection, “Non-Anti-CD18 Anti-LFA1 Protein Product” means an antibody or other protein that binds to LFA1, provided it is not an antibody that binds to CD18.

(2) No Royalty After Initial Period for Sales Outside the United States. On a country by country basis, after the end of the applicable Initial Ex-US Royalty Period, Genentech shall not owe any payments to XOMA for sales in such country in the Genentech Territory. After the Initial Ex-U.S. Royalty Period for each country within the Genentech Territory, Genentech shall have an exclusive, paid-up, irrevocable license under the XOMA Patents and XOMA Know-How to make, use, sell, offer for sale, have sold and import Licensed Product(s) in that country within the Genentech Territory.

(c) Third Party Royalties. Genentech is responsible for any royalties owed to Third Parties in connection with Licensed Products.

(d) Royalty Payment Timing. Royalty payments due under this Agreement shall be made quarterly within ninety (90) days following the end of each calendar quarter for which such royalties are due. Where Genentech has the right, pursuant to subsection 3.3(c), to offset against royalties under this Agreement amounts owed by XOMA under the First Amended and Restated Agreement, Genentech has no obligation to make payments except to the extent the royalties owed exceed the amount Genentech has a right to offset against such royalty payments under subsection 3.3(c).

(e) Royalty Payment Reports. For each month during which any royalties are to be paid under this Agreement, Genentech shall (i) provide to XOMA an initial report with a good faith estimate of Net Sales and royalties for Net Sales in the U.S. (i.e., outside the Genentech Territory), within ten (10) business days after the end of the applicable month, and (ii) provide to XOMA an initial report with a good faith estimate of Net Sales and royalties for Net Sales inside the Genentech Territory, to the extent available to Genentech, within fifteen (15) business days after the end of the applicable month. In addition to the initial report, each royalty payment under subsection 3.4(d) must be accompanied by a final report summarizing the Net Sales during the relevant calendar quarter on a regional basis, or such other basis as available to Genentech. Royalties due will be promptly reconciled as necessary with reported Net Sales and Annual Aggregate Net Sales, including as a result of Genentech obtaining new or additional information from an Ex-U.S. Genentech Partner, whether as a result of an audit of that Ex-U.S. Genentech Partner or otherwise.

(f) Audits. Genentech shall maintain its books of accounts for, and records of Net Sales for, Licensed Product for [*] after such Net Sales occur. During the [*] period for records of Net Sales, XOMA may examine such records with respect to determining appropriate amounts of Net Sales as follows: Genentech shall permit an independent certified public accountant selected by XOMA (and reasonably acceptable to Genentech) to examine such books of account and records kept by Genentech as may be necessary to determine the correctness of any report or payment related to such royalty payments. Any such accountant shall enter into a confidentiality agreement with both parties. Such examination shall be made at reasonable times during regular business hours and upon at least twenty (20) business days’ prior notice. In addition, such examination may be conducted not more often than once each year and may cover only periods not previously subject to such examination. After Genentech’s review of the accountant’s examination report and its agreement with such report, or after a final determination pursuant to Article 11, Genentech shall immediately pay all understated royalty payments due to XOMA for Net Sales of Licensed Products by Genentech, together with interest on such amounts due from the date accrued, at the interest rate described in Section 3.4(g). XOMA shall be solely responsible for the expenses of an examination under this Section unless there is a final determination that royalty payments under this Agreement have been, [*] in the aggregate. In that case, Genentech promptly shall reimburse XOMA for the reasonable costs of the examination. Results of any such examination shall be provided to both Parties. Those results, along with any records or accounting information, are Confidential Information of Genentech and subject to Article 5. The foregoing clause survives expiration or termination of the royalty obligations under this Agreement for the period of time Genentech is required to maintain its relevant books and accounts, but no more than a total of [*].

(g) Late Payments. Any late payments under this Agreement shall bear interest at a rate of [*] (defined as the rate published in the U.S. Federal Reserve Bulletin H.15 or any successor bulletin thereto) plus [*] percent ([*]%) per annum or the maximum rate permitted by law, whichever is less.

(h) Taxes. XOMA shall pay any and all taxes levied on account of, or measured exclusively by, payments, including royalties, it receives under this Agreement. If laws or regulations require that taxes be withheld, Genentech shall (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to XOMA within sixty (60) days following that payment.

3.5 Blocked Currency. In any country where the local currency is blocked and cannot be removed from the country, royalties shall continue to be accrued in such country and Net Sales in such country shall continue to be reported, but such royalties will not be paid until they may be removed from the country. At such time as Genentech is able to remove such blocked currency from such country it shall also remove and pay any royalties accrued during such blocked period on XOMA’s behalf.

3.6 Foreign Exchange. For the purpose of computing Net Sales for Licensed Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with Genentech’s customary and usual translation procedures consistently applied.

3.7 Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.

3.8 Sublicensees. Any licenses or sublicenses granted by Genentech shall include an obligation for the licensee or sublicensee to account for and report its Net Sales of Licensed Product using the same accounting standards used to determine royalties owed on Net Sales of Licensed Products and Genentech shall pay royalties to XOMA as if the Net Sales of the sublicensee were Net Sales of Genentech.

3.9 Development Costs.

(a) Approved Budgets. Within ten (10) business days after the Signature Date, XOMA shall provide to Genentech an estimated budget of Development Costs for XOMA’s activities to transition the [*] Trial and to continue the [*] Trial under Section 2.1. Genentech and XOMA then will work together to produce final plans for the transition of the [*] Trial, and will agree on final budgets for both the transition and the [*] Trial. Each of the final agreed budgets then is an “Approved Budget” for purposes of this Agreement.

(b) Reimbursement. Genentech shall provide to XOMA a quarterly advance against Development Costs in an Approved Budget on or before the last day of the quarter prior to the quarter to which those advances apply; provided that the advance for the first quarter of 2005 will be paid as set forth in Section 3.3(c). The Parties, each through its financial representative, will meet within thirty (30) days after the end of each calendar quarter to review actual Development Costs in the just-completed calendar quarter in comparison to the just-completed quarter’s advance against Development Costs, to determine any adjustments to be applied to or refunded/paid, as applicable, to the next quarter’s advance.

(c) Overruns. Genentech has no obligation to pay XOMA for other than Development Costs, and Development Costs are limited to no more that [*] percent ([*]%) of the amount in an Approved Budget, unless such spending is approved in advance by Genentech in writing.

(d) Reporting. XOMA shall report Development Costs in a manner consistent with its project cost system. In general, project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and Allocable Overhead. The Parties acknowledge that the methodologies used will be based on systems in place.

3.10 Records and Inspection.

(a) Inspection of XOMA Records by Genentech. XOMA shall maintain complete and accurate records relevant to costs, expenses, and payments under the First Amended and Restated Agreement, and under this Agreement for periods during which Development Costs that will be reimbursed by Genentech are being incurred. All such records must be maintained for a period of [*] from creation. During that [*] period Genentech may examine those records with respect to determining appropriate costs and expenses, as follows: XOMA shall permit an independent certified public accountant selected by Genentech (and reasonably acceptable to XOMA) to examine any such records. Any such accountant shall enter into a confidentiality agreement with both parties. Such examination shall be made at reasonable times during regular business hours and upon at least twenty (20) business days’ prior notice. In addition, such examination may be conducted not more often than once each year and may cover only periods not previously subject to such examination. After XOMA’s review of the accountant’s examination report and its agreement with such report or after a final determination pursuant to Article 11, XOMA shall immediately pay to Genentech all additional payments due to Genentech under the First Amended and Restated Agreement or this Agreement, together with interest on such amounts due from the date accrued, at the interest rate described in Section 3.4(g). Genentech shall be solely responsible for the expenses of an examination under this Section unless there is a final determination that the expenses incurred by XOMA under the First Amended and Restated Agreement or this Agreement have been, [*] in the aggregate. In that case, XOMA shall promptly reimburse Genentech for the reasonable costs of the examination. Results of any such examination shall be provided to both Parties. Those results, along with any records or accounting information, are Confidential Information of XOMA and Genentech and subject to Article 5.

(b) Inspection of Genentech Records by XOMA. Genentech shall maintain complete and accurate records relevant to costs, expenses, and payments under the First Amended and Restated Agreement. All such records must be maintained for a period of [*] from creation. During that [*] period XOMA may examine those records with respect to determining appropriate costs and expenses, as follows: Genentech shall permit an independent certified public accountant selected by XOMA (and reasonably acceptable to Genentech) to examine any such records. Any such accountant shall enter into a confidentiality agreement with both parties. Such examination shall be made at reasonable times during regular business hours and upon at least twenty (20) business days’ prior notice. In addition, such examination may be conducted not more often than once each year and may cover only periods not previously subject to such examination. After Genentech’s review of the accountant’s examination report and its agreement with such report, or after a final determination pursuant to Article 11, Genentech shall immediately pay to XOMA all additional payments due to XOMA under the First Amended and Restated Agreement, together with interest on such amounts due from the date accrued, at the interest rate described in Section 3.4(g). XOMA shall be solely responsible for the expenses of an examination under this Section unless there is a final determination that the expenses incurred by Genentech under the First Amended and Restated Agreement have been, [*] in the aggregate. In that case, Genentech shall promptly reimburse XOMA for the reasonable costs of the examination. Results of any such examination shall be provided to both Parties. Those results, along with any records or accounting information, are Confidential Information of Genentech and XOMA and subject to Article 5.

3.11 Payment Methods. Payments from Genentech to XOMA under this Article 3 will be made via a mutually agreed method consistent with Genentech’s practices, such as via wire transfer of funds to an account in the United States designated by XOMA, via check, or via another method of payment. Payments will be in immediately available funds denominated in the currency of the United States.

ARTICLE 4: LICENSES

4.1 License to XOMA and XOMA Covenant.

(a) Genentech grants XOMA a non-exclusive license under the Genentech Patents and Genentech Know-How in the Field solely to use (but not to make, have made, import, sell, or offer to sell) Licensed Products to perform its obligations under this Agreement regarding any Clinical Trials in the United States. Said license is royalty-free.

(b) XOMA covenants and agrees not to make, have made, sell, offer for sale or import Licensed Product anywhere in the world, and not to use Licensed Products anywhere in the world, except in the United States pursuant to the license under subsection 4.1(a) or except as expressly authorized by Genentech.

4.2 License to Genentech Within the Field. XOMA grants to Genentech a worldwide license under the XOMA Patents and XOMA Know-How in the Field to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products. Such license shall be exclusive even as to XOMA in the United States and Genentech Territory (except as set forth in subsection 4.1(a) above).

4.3 Sublicensing. Genentech shall have an unrestricted right to grant sublicenses under this Agreement. Unless otherwise agreed, each sublicensee shall be subject to all of the obligations of Genentech hereunder applicable to that part of the territory being licensed. XOMA shall have no right to grant sublicenses.

ARTICLE 5: CONFIDENTIALITY

5.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for [*] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other

Party pursuant to this Agreement, including, but not limited to, financial statements and budgets (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

5.2 Authorized Use and Disclosure of Confidential Information.

(a) XOMA may use and disclose Genentech’s Confidential Information (i) as required to comply with a law, a governmental regulation or a court order, subject to the requirements of subsection 5.2(c), (ii) to conduct Clinical Trials of Licensed Products; provided that disclosure of Genentech’s Confidential Information to a Third Party must be under a binder of confidentiality containing provisions substantially as protective as those of this Article 5 or (iii) to prosecute or defend litigation, after such disclosure has been approved by Genentech.

(b) Genentech may use and disclose XOMA’s Confidential Information (i) as required to comply with a law, a governmental regulation or a court order, subject to the requirements of subsection 5.2(c), (ii) to conduct preclinical or Clinical Trials of Licensed Products, (iii) to file and prosecute Patent applications, or (iv) to prosecute or defend litigation. Genentech also may disclose XOMA’s Confidential Information, under a binder of confidentiality containing provisions substantially as protective as those of this Article 5, (x) to its licensors of intellectual property and other rights related to Licensed Products, or (y) to consultants, potential and actual sublicensees and other Third Parties, for any purpose provided for in this Agreement and/or in connection with the development and commercialization of Licensed Products.

(c) If a Party is required by law or regulation to make any disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

(d) Nothing in this Article 5 shall restrict Genentech from using for any purpose any Information developed by it during the course of the activities under this Agreement.

5.3 Survival. This Article 5 shall survive the termination or expiration of this Agreement for a period of [*].

5.4 Termination of Prior Agreement. This Article 5 supersedes Article 11 of the Original Agreement, Article 12 of the First Amended and Restated Agreement, and the Confidentiality Agreements between the Parties dated October 11, 1995, one of which was last signed on October 20, 1995 and one of which was last signed on January 11, 1996 and both of which were amended on April 11, 1996, except that the Research Scientists, as defined in the Oxford Agreement, shall continue to be third party beneficiaries under this Agreement to the extent such previous Confidentiality Agreement is superseded. All Information exchanged between the Parties under the above referenced agreements shall be deemed Confidential Information and shall be subject to the terms of this Article 5 as of the Effective Date.

5.5 Press Releases; Use of Names.

(a) Except as expressly set forth in this Agreement, no right, express or implied, is granted by this Agreement to use in any manner the name “XOMA,” “Genentech” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

(b) Neither XOMA nor Genentech will issue any press release or make any other public announcement concerning the existence of this Agreement, the relationship between the Parties, the subject matter of this Agreement, the status of any Licensed Products or any Clinical Trials for those Licensed Products, except as follows: (i) as part of an initial press release mutually agreed upon by the Parties, (ii) to the extent permitted by prior consent of the other Party, (iii) to the extent that disclosure of the information contained in such press release or public announcement has been previously approved by the other Party in substantially the same form, (iv) to attorneys, consultants and accountants retained to represent a Party in connection with the transactions contemplated hereby, subject to obligations of confidentiality of such attorneys, consultants or accountants (which must be the subject of a written agreement in the case of consultants), and (v) as required to be disclosed to comply with applicable law or regulation, including pursuant to the disclosure requirements of the Securities and Exchange Commission or similar body. Each Party shall obtain its own legal advice regarding compliance with securities laws.

(c) Requests for approval of any press release or other public announcement covered under (b)(ii) above must be submitted no less than [*] prior to the proposed date of such press release or public announcement; provided that each Party’s approval may be delayed until the occurrence of the event triggering such press release or public announcement. Proposed filings and other disclosures covered under (b)(v) above must be submitted no less than [*] prior to the date of the proposed filing, and the filing Party must seek confidential treatment of the Agreement if filed as an Exhibit. Notwithstanding the foregoing, if the filing Party is required by law to make disclosure within fewer than [*] after an event, then the filing Party will submit proposed filings and disclosures with as much advance notice as reasonably possible, and the reviewing Party will use reasonable efforts to review that filing within the period of time indicated by the filing Party. Any review will be for purposes of notice and accuracy, but will not be considered legal advice regarding compliance with securities laws.

(d) During the first [*] after the Effective Date, Genentech will use Commercially Reasonable and Diligent Efforts to make advance disclosure to XOMA of those portions of any press release, publicity or public disclosure or statement that mention XOMA in the context of Licensed Products or Genentech’s relationship to XOMA under this Agreement. Subject to this subsection, Genentech’s public disclosures of new Information not previously released and all Genentech press releases related to this Agreement or to any Licensed Product(s) are at Genentech’s sole discretion, and Genentech has sole authority as to the content and timing of such disclosures.

ARTICLE 6:

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

6.1 Ownership of Intellectual Property. XOMA shall own all inventions made under this Agreement solely by its employees (“XOMA Inventions”). Genentech shall own all inventions made under this Agreement solely by its employees (“Genentech Inventions”). All inventions made under this Agreement jointly by employees of XOMA and Genentech (“Joint Inventions”) will be owned jointly by XOMA and Genentech and each Party shall retain full ownership under any Patents resulting therefrom (“Joint Patents”), with full ownership rights in any field and the right to sublicense without the consent of the other Party, without accounting. The laws of the United States with respect to inventorship shall apply in all jurisdictions giving force and effect to this Agreement.

6.2 Disclosure of Patentable Inventions. XOMA shall provide to Genentech any invention disclosure that discloses an invention that relates to a Licensed Product. Such invention disclosures shall be provided to Genentech within thirty (30) days after XOMA determines that an invention has been made.

6.3 Patent Filings.

(a) Initial Responsibility. Genentech, at its sole discretion, responsibility and expense, shall file, prosecute and maintain Patents in the United States to cover Genentech Inventions, Joint Inventions and XOMA Inventions relating to any Licensed Product. The determination of the countries in the Genentech Territory in which to file any patent applications on Genentech Inventions, Joint Inventions and XOMA Inventions relating to any Licensed Product shall be made by Genentech, and Genentech shall be responsible for such filings in such countries. Genentech shall have the right, at its expense, to direct and control all material actions relating to the prosecution or maintenance of Genentech Patents, Joint Patents and XOMA Patents in the United States and Genentech Territory, including without limitation, interferences, oppositions, appeals and revocation proceedings.

(b) XOMA Patents and Joint Patents. If Genentech elects not to file a XOMA Patent or a Joint Patent, it shall so inform XOMA. XOMA may then file, prosecute and maintain any such XOMA Patent or Joint Patent at its sole responsibility and expense. The Party responsible for filing such a XOMA Patent or Joint Patent will be termed the “filing Party.” The filing Party shall keep the other Party reasonably apprised of the status of each XOMA Patent and Joint Patent and shall seek the advice of the other Party with respect to patent strategy and draft applications and shall give reasonable consideration to any suggestions or recommendations of the other Party concerning the preparation, filing, prosecution, maintenance and defense thereof. The Parties shall cooperate reasonably in the prosecution of all XOMA Patents and Joint Patents and shall share all material information relating thereto promptly after receipt of such information. If, during the term of this Agreement, Genentech intends to allow any XOMA Patent or Joint Patent relating to a Licensed Product to lapse or become abandoned without having first filed a substitute, Genentech shall make reasonable efforts to notify XOMA of such intention at least sixty (60) days prior to the date upon which such XOMA Patent or Joint Patent shall lapse or become abandoned, and XOMA shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof at its sole expense.

(c) Initial Filings if Made Outside of the United States. The Parties agree to use reasonable efforts to ensure that any Patent that relates to the subject matter of this Agreement and is filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

6.4 Enforcement Rights.

(a) Enforcement. Genentech shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any of the Genentech Patents, Joint Patents and XOMA Patents by counsel of its own choice. XOMA shall have the right, at its own expense, to be represented in any action for infringement of XOMA Patents or Joint Patents by counsel of its own choice. If Genentech elects not to institute such action or proceeding with respect to any XOMA Patent, XOMA shall have the right at its sole expense to institute such action or proceeding, and Genentech shall have the right, at its own expense, to be represented in any action by counsel of its choice. In the event of an infringement of a Joint Patent, the Parties shall decide the best way to proceed. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to this Section 6.4 shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be retained by the Party bringing suit.

(b) Settlement with a Third Party. The Party that controls the prosecution of a given claim with respect to a Licensed Product shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party. If there is no agreement between the Parties, then the dispute will be resolved pursuant to Article 11.

6.5 Infringement Defense. If a Third Party asserts that a Patent or other right owned by it is infringed by any Licensed Product, Genentech will be solely responsible for deciding how and whether to defend against any such assertions at its cost and expense. XOMA shall have the right, at its own expense, to be represented in any such action by counsel of its choice. No settlement of such an action shall be entered into by Genentech without XOMA’s written consent if such settlement would materially and adversely affect XOMA’s interests.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

Representations and Warranties. Each of the Parties hereby represents and warrants as follows:

(a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b) XOMA has not granted, and during the term of this Agreement will not grant, any right to any Third Party relating to its respective Patents and know-how related to the use of Licensed Products in the Field, if that right would conflict with the rights granted to Genentech.

(c) Such Party has the right to grant the licenses it has granted herein.

7.2 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

ARTICLE 8: INFORMATION AND REPORTS

8.1 Contribution of Information. XOMA shall disclose to Genentech all preclinical, clinical, regulatory, commercial and other information that is obviously useful to the development and commercialization of Licensed Products and that is either (i) known by XOMA as of the Effective Date, or (ii) becomes known by XOMA as a result of activities related to a Clinical Trial (“Relevant Information”). Within [*] after the Signature Date, XOMA shall provide to Genentech a list of all such Relevant Information then existing, and, promptly upon written request by Genentech thereafter, transfer to Genentech a copy of any such requested Relevant Information, including (if so requested) a copy of XOMA’s own database of data from any and all Clinical Trials of a Licensed Product for which XOMA was responsible. XOMA shall transfer to Genentech copies of additional Relevant Information at the end of any Clinical Trial and upon request by Genentech. Unless otherwise agreed, the Parties will use the same procedure regarding transfer of Relevant Information as had been used in the most recent project. However, at the option of Genentech, Relevant Information shall be provided in a computer readable format by XOMA, to the extent available, and XOMA shall also assist in the transfer to Genentech and the validation of data within Relevant Information.

8.2 Compliance with Privacy Laws. Notwithstanding Section 8.1, XOMA has no obligation to make disclosures prohibited by law or contract. XOMA shall use Commercially Reasonable and Diligent Efforts to obtain all necessary consents required for disclosure of the data and reports which XOMA is required to provide to Genentech pursuant to this Agreement. In the event that any such consent can not be obtained, XOMA shall provide to Genentech data and documentation that have been redacted to make disclosure lawful.

8.3 Complaints. If XOMA receives any complaints with respect to any Licensed Product, then XOMA shall notify Genentech, providing sufficient detail, within [*] after the event, and in any event in sufficient time to allow Genentech to comply with any and all regulatory requirements imposed upon it in any country.

8.4 IND’s for Licensed Products. IND’s for Clinical Trials conducted under this Agreement, along with IND’s for any Licensed Product, will be held by Genentech and not XOMA. To the extent XOMA currently holds any IND’s for Clinical Trials that are to be conducted by XOMA, it shall continue to hold those IND’s until the completion of such Clinical Trial, after which XOMA will transfer such IND to Genentech and Genentech will hold such IND. To the extent XOMA currently holds any IND’s related to the Licensed Product or to completed Clinical Trials, XOMA shall work with Genentech in good faith to transfer those IND’s to Genentech.

8.5 Adverse Drug Events. The Parties recognize that the holder of a Drug Approval Application may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing or marketed drugs. Such information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, XOMA shall provide Genentech with the following information and reports of which it has knowledge:

(a) for initial and/or periodic submission to government agencies, significant information relating to Licensed Product from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from Clinical Trials and registries with a Licensed Product, to the extent XOMA has such information in its possession or control;

(b) all adverse drug event information for any Licensed Product of which XOMA is or becomes aware;

(c) in connection with a Licensed Product in a Clinical Trial conducted for approval by a regulatory agency, reports of any Unexpected Adverse Event (defined below) or Serious Adverse Event (defined below), within [*] of the initial receipt of a report of such event or sooner if required for Genentech to comply with regulatory requirements; and

(d) for a Licensed Product that has received Regulatory Approval, a report of any adverse event for that Licensed Product that is a Serious Adverse Event and or an Unexpected Adverse Event, within [*] of the initial receipt of a report or sooner if required for Genentech to comply with regulatory requirements.

“Serious Adverse Event” is any event that suggests a significant hazard, contraindication, side effect or precaution, or any event that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization or is a congenital anomaly, cancer or overdose. An “Unexpected Adverse Event” is any adverse event not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the Licensed Product.

ARTICLE 9: TERM AND TERMINATION

9.1 Term. This Agreement commences as of the Effective Date and continues until such time as no Licensed Product is any longer being developed or commercialized anywhere in the world by Genentech, any Ex-U.S. Genentech Partner, or any sublicensees of the foregoing (such period, the “Term”).

9.2 No Termination for Material Breach. Upon the material failure of either Party to comply with any of its material obligations under this Agreement, all remedies in law and in equity shall be available to the non-breaching Party, except that the non-breaching Party may not terminate this Agreement.

9.3 Consequences of Termination or Expiration.

(a) Licenses. The licenses granted to Genentech under this Agreement survive any expiration or termination of this Agreement. Royalty obligations continue in accordance with the terms of Article 3.

(b) Ownership of Certain Materials. As between the Parties, Genentech will own (a) any investigational new drug applications for any Clinical Trials related to Licensed Products, and (b) any data provided by XOMA to Genentech, including data required to be provided under Article 8.

(c) Surviving Rights. As of the end of the Term, all obligations and rights of the Parties under this Agreement terminate, except those obligations and rights under the following Articles, Sections and subsections, which continue perpetually or in accordance with their terms: Article 3 (Loans, Payments and Royalties) (for the periods indicated), Section 4.2 (License to Genentech), Section 4.3 (Sublicensing), Article 5 (Confidentiality) (for the period indicated), Section 6.1 (Ownership of Intellectual Property), Article 7 (Representations and Warranties), Section 9.3 (Consequences of Termination or Expiration), Section 9.4 (Bankruptcy), Section 10.1 (Indemnification), Section 10.2 (Limitation of Liability), Article 11 (Dispute Resolution), and Article 12 (Miscellaneous).

(d) No Prejudice. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any payments which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder.

(e) Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party, in the event the other Party shall have become bankrupt, shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

ARTICLE 10: INDEMNIFICATION, LIMITATION OF LIABILITY, INSURANCE

10.1 Indemnification.

(a) Genentech hereby agrees to save, defend and hold XOMA and its agents and employees harmless from and against any and all losses, damages, liabilities, settlements, suits, claims, actions, demands, penalties, fines, costs and expenses (including reasonable attorney’s fees and expenses) (collectively the “Losses”) resulting directly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products sold or used by Genentech, its Affiliates, agents or sublicensees, except to the extent such Losses result from the negligence or willful misconduct of XOMA, and also except for any Losses resulting directly from XOMA’s use of Genentech’s processes or technology which XOMA or its agents have modified without Genentech’s prior written consent.

(b) In the event that XOMA is seeking indemnification under subsection 10.1(a), it shall inform Genentech of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Genentech to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as reasonably requested (at the expense of Genentech) in the defense of the claim.

(c) XOMA hereby agrees to save, defend and hold Genentech and its agents and employees harmless from and against any and all Losses resulting directly from XOMA’s activities under this Agreement, except to the extent such Losses result from the negligence or willful misconduct of Genentech, and also except for any Losses resulting directly from Genentech’s use of any of XOMA’s processes or technology which Genentech or its agents have modified without XOMA’s prior written consent.

(d) In the event that Genentech is seeking indemnification under subsection 10.1(c), it shall inform XOMA of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit XOMA to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as reasonably requested (at the expense of XOMA) in the defense of the claim.

10.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS) SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES IN RELATION TO ANY SUBJECT MATTER OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION WITH RESPECT TO PERFORMANCE OF THIS AGREEMENT OR LACK THEREOF) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SUCH PARTY OR ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, DAMAGE, OR COST, EXCEPT TO THE EXTENT IT MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTYAS EXPRESSLY PROVIDED HEREIN.

10.3 Insurance Matters.

(a) Each Party shall maintain, on an ongoing basis, Commercial General Liability (“CGL”) insurance, including contractual liability, in the minimum amount of [*] dollars ($[*]) per occurrence and [*] dollars ($[*]) annual aggregate combined single limit for bodily injury and property damage liability. Each Party shall maintain on an ongoing basis Products Liability (“PL”) insurance (including contractual liability) in the amount of at least [*] dollars ($[*]) per occurrence and annual aggregate combined single limit for bodily injury and property damage liability.

(b) Upon request of the other Party, each Party shall provide to the other Party certificates evidencing all such required coverage hereunder; each such certificate shall set forth the period of insurance and the limits of coverage and shall be provided each year. CGL and PL insurance policies shall be an occurrence form, but if only a claims-made form is available, then it may be in a claims-made form, subject to compliance with all of the terms of this Section 10.3. Each of the above insurance policies shall be primary insurance with respect to each Party’s own participation under this Agreement. The aggregate deductibles under such CGL and PL insurance policies shall be reasonably satisfactory to the other Party. At the request of either Party, the Parties agree to review and discuss the requirements under this Section 10.3.

(c) Each Party shall procure and maintain at its own cost clinical trial insurance with minimum limits as required by law and/or country, for the duration of any Clinical Trials conducted under this Agreement.

(d) All of the above insurance coverage shall be maintained with an insurance company or companies having an A.M. Best rating of X-VII or better.

ARTICLE 11: DISPUTE RESOLUTION

11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 if and when any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (“Article 11 Disputes”). Article 11 Disputes first will be referred to a Vice President or Senior Vice President of Genentech and the Chief

Executive Officer or a Vice President of XOMA. If after sixty (60) days the dispute remains unresolved, the Parties agree to refer the matter to mediation pursuant to Section 11.2. If after forty-five (45) days the matter cannot be resolved by mediation, the Parties agree to submit to arbitration pursuant to Section 11.3.

11.2 Mediation. For Article 11 Disputes, except (a) disputes relating to intellectual property owned in whole or in part by XOMA or Genentech, or (b) claims for equitable relief, the Parties shall try in good faith to resolve such dispute by mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. The mediation proceeding shall be conducted at the location of the Party not originally requesting resolution of the dispute. The Parties agree that they shall share equally the cost of the mediation filing and hearing fees, and the cost of the mediator. Each Party must bear its own attorney’s fees and associated costs and expenses.

11.3 Arbitration. For Article 11 Disputes not resolved pursuant to Section 11.1 or Section 11.2 within the time periods provided, except (a) disputes relating to intellectual property owned in whole or in part by XOMA or Genentech, or (b) claims for equitable relief, upon ten (10) days written notice, either Party may initiate arbitration by giving notice to that effect to the other Party and by filing the notice with the American Arbitration Association in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in California in accordance with the Commercial Arbitration Rules of the American Arbitration Association or other rules agreed to by the Parties, by a panel of three (3) neutral arbitrators, who shall be selected by the Parties using the procedures for arbitrator selection of the American Arbitration Association.

(a) The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 11.3 shall be construed, and the legal relations among the Parties shall be determined in accordance with, the substantive laws of California.

(b) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 11.4.

(c) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of patent rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 11.3 shall be instituted.

(d) All expenses of any arbitration pursuant to this Section 11.3, including fees and expenses of the Parties’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing Party.

(e) For the purposes of Section 11.2 and Section 11.3, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing the agreements reflected in this Section 11.2 and 11.3.

11.4 Jurisdiction and Governing Law. For any disputes not subject to arbitration or mediation above, California law (excluding conflict of laws principles) governs and the Parties accept the jurisdiction of the state courts geographically located in the Northern District of California or the federal courts within the Northern District of California.

11.5 Determination of Patents and Other Intellectual Property. Any dispute relating to the determination of validity of a Party’s Patents or other issues relating solely to a Party’s intellectual property shall be submitted exclusively to the federal courts located in the Northern District of California, San Francisco Division, and the Parties hereby consent to the jurisdiction and venue of such court.

ARTICLE 12: MISCELLANEOUS

12.1 Assignment.

(a) XOMA may freely assign its rights to receive payment from Genentech under this Agreement, but shall provide notice to Genentech of such assignment immediately upon such assignment. With respect to XOMA’s other rights and obligations hereunder, XOMA shall not assign or delegate such obligations (including by operation of law, in connection with a change of control, merger or otherwise) without prior written consent of Genentech. Any purported or attempted assignment in violation of the foregoing is void, and will be considered a material breach of this Agreement.

(b) Genentech may assign all of its rights and obligations under this Agreement (a) freely in connection with a merger or reorganization or the sale of all or substantially all of its assets to which this Agreement relates, or (b) with the prior written consent of XOMA. This Agreement shall survive any such merger or reorganization of Genentech with or into, or such sale of assets to, another party and no consent (except as otherwise set forth above) for such merger, reorganization or sale shall be required hereunder.

(c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.2 Retained Rights. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party’s technology.

12.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, earthquake, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party; provided that the Party claiming force majeure has exerted all Commercially Reasonable and Diligent Efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

If to XOMA,

addressed to: XOMA (US) LLC

2910 7th Street

Berkeley, California 94710

Attention: Company Secretary

Telephone: (510) 204-7200

Telecopy: (510) 649-7571

with a copy to: Chief Financial Officer

If to Genentech,

addressed to: GENENTECH, INC.

1 DNA Way

South San Francisco, CA 94080

Attention: Corporate Secretary

Telephone: (650) 225-1000

Telecopy: (650) 952-9881

with a copy to the Vice President of Business Development

Telecopy: (650) 225-3009

12.6 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

12.7 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.8 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

12.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10 Previous Activities. [*].

12.11 Entire Agreement. This Agreement, including all Exhibits attached hereto, which are hereby incorporated herein by reference, together with the Common Stock and Convertible Note Purchase Agreement dated as of April 22, 1996, as amended, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and, as of the Effective Date, supersedes all prior agreements and understandings between the Parties, including but not limited to the First Amended and Restated Agreement, the Note Agreement and the Security Agreement, except for the remaining obligations described in this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties regarding the subject matter herein other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Second Amended and Restated Collaboration Agreement in duplicate originals by their proper officers as of the Effective Date.

XOMA (US) LLC		GENETECH, INC.

By:	/s/ PETER B. DAVIS	By:	/s/ LOUIS J. LAVIGNE, JR.
	Peter B. Davis		Louis J. Lavigne, Jr.

Title:	Vice President, Finance and Chief	Title:	Executive Vice President and Chief
	Financial Officer		Financial Officer

With respect to the Recitals and Section 3.2 only:

XOMA Ltd.

By:	/s/ CHRISTOPHER J. MARGOLIN
Christopher J. Margolin

Title:	Vice President, General Counsel and Secretary

Exhibit A

Anti-CD11a

Anti-CD11a Antibody Full Length Amino Acid Sequences

[*]

EXHIBIT B

The “Itakura/Riggs Patents” shall mean the following U.S. patents and any and all divisionals, continuations, continuations-in-part of any application from which these U.S patents claim priority, including reissues, reexaminations or extensions of these patents and foreign counterparts and supplementary protection certificates of the foregoing:

U.S. 4,356,270

U.S. 4,366,246

U.S. 4,425,437

U.S. 4,431,739

U.S. 4,563,424

U.S. 4,571,421

U.S. 4,704,362

U.S. 4,812,554

U.S. 5,221,619

U.S. 5,420,020

U.S. 5,583,013

The “Cabilly Coexpression Patents” shall mean U.S. Patent No. 6,331,415 issued December 18, 2001, and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 6,331,415 claims priority, including reissues, reexaminations or extensions of these patents and foreign counterparts and supplementary protection certificates of the foregoing. Cabilly Coexpression Patents shall not include Cabilly Chimera Patents identified below.

“Cabilly Chimera Patents” shall mean (i) U.S. Patent No. 4,816,567, issued March 28, 1989, and (ii) any claims directed to chimeric antibodies which claims are found in any patent(s) issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority, or (iii) which claims are found in any patents that are reissues, reexaminations, extensions, or foreign counterparts of any of the foregoing (i) or (ii).